Exhibit 99.1

99¢ ONLY STORES APPOINTS BRAD LUKOW AS CHIEF FINANCIAL OFFICER

CITY OF COMMERCE, Calif.—January 12, 2015—99¢ Only Stores announced today that it has appointed Brad Lukow as Chief Financial Officer, effective today.  With 24 years of financial experience in the retail industry, Mr. Lukow will be responsible for overseeing finance, accounting and treasury for 99¢ Only. Chris Laurence, who has served as Interim CFO since May 2014, will remain with 99¢ Only to provide oversight to the Company’s key strategic initiatives and to facilitate the transition.

Mr. Lukow joins 99¢ Only Stores following a 20-year career at Shoppers Drug Mart Corporation, Canada’s leading national retail pharmacy chain, where he served most recently as Executive Vice President and Chief Financial Officer since 2009, having responsibility for all finance, strategy, real estate development, information technology and business development functions. Mr. Lukow was a key member of the management team as the company grew its store network to 1,253 Shoppers Drug Mart/Pharmaprix stores across Canada. Mr. Lukow also served as the finance lead in the initial public offering of Shoppers Drug Mart Corporation in 2001 and the most recent sale of the company in 2013 to Loblaw Companies Limited, Canada’s largest food retailer.

“Brad’s extensive financial and retail expertise and his experience in helping to grow retail businesses will be a great addition to the leadership team at 99¢ Only,” said Stéphane Gonthier, Chief Executive Officer of 99¢ Only Stores. “We look forward to having Brad on the team as we continue to execute on our strategic growth plans for 99¢ Only.”

“99¢ Only is a remarkable company, one with a significant growth story and dynamic corporate culture, and I am excited to become a member of this organization,” said Mr. Lukow. “I appreciate this opportunity and look forward to applying my financial and retail experience as we implement our growth plans.”

Prior to Shoppers, Mr. Lukow served in various roles at Loblaw, including financial reporting, budgeting and planning, taxation and internal audit from 1990 until 1994. Mr. Lukow began his career at Ernst & Young after graduating from the University of Western Ontario’s School of Business. He holds a Chartered Accountancy designation in Canada.

About 99¢ Only Stores

Founded in 1982, 99 Cents Only Stores is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 369 stores located in California, Texas, Arizona and Nevada offering a broad assortment of name-brand and other attractively-priced merchandise and compelling seasonal product offerings.

For more information, visit http://www.99only.com.

Contact

Bill Mendel

212-397-1030

bill@mendelcommunications.com